EXHIBIT 3.1

CERTIFICATE OF THE VOTING POWERS,
DESIGNATIONS, PREFERENCES AND RELATIVE
PARTICIPATING, OPTIONAL AND OTHER SPECIAL
RIGHTS AND QUALIFICATIONS, LIMITATIONS
OR RESTRICTIONS OF SERIES A PARTICIPATING CUMULATIVE
PREFERRED STOCK OF
CENTRUS ENERGY CORP.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, CENTRUS ENERGY CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:
That, pursuant to the authority conferred upon the Board of Directors (the “Board”) of CENTRUS ENERGY CORP. (the “Company”) by Article Fourth of the Amended and Restated Certificate of Incorporation of the Company, the Board on April 6, 2016, adopted the following resolution designating a new series of preferred stock as Series A Preferred Stock:
RESOLVED, that, pursuant to the authority vested in the Board of Directors (the “Board”) of CENTRUS ENERGY CORP. (the “Company”) in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”) and the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, a series of preferred stock of the Company is hereby authorized, and the designation and number of shares thereof, and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, shall be as follows (in addition to the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate which are applicable to shares of Preferred Stock, par value $1.00 per share of the Company (the “Preferred Stock”)):
SECTION 1. Designation and Number of Shares. The shares of such series shall be designated as “Series A Participating Cumulative Preferred Stock” (the “Series A Preferred Stock”). The number of shares initially constituting the Series A Participating Cumulative Preferred Stock shall be 2,000,000; provided, however, that, if more than a total of 2,000,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Section 382 Rights Agreement dated as of April 6, 2016, among the Company, Computershare Inc. (“Computershare”) and Computershare Trust Company N.A., a federally chartered trust company (together with Computershare, the “Rights Agreement”), the Board, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Certificate then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.
SECTION 2. Dividends or Distributions. (a) Subject to the superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Company ranking superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series

A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of the assets of the Company legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $1.00 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the shares of Class A Common Stock, par value $0.10 per share, of the Company (the “Common Stock”) in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Company shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Company shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used herein, the “Formula Number” shall be 1,000; provided, however, that, if at any time after April 6, 2016, the Company shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if at any time after April 6, 2016, the Company shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.
(b)    The Company shall declare a cash dividend on the Series A Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a cash dividend on the Common Stock; provided, however, that, in the event no cash dividend shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, during the period between the first issuance of any share or fraction of a share of Series A Preferred Stock, a dividend of $0.10 per whole share on the Series A Preferred Stock shall nevertheless accrue on such subsequent Quarterly Dividend Payment Date or the first Quarterly Dividend Payment Date, as the case may be. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

(c)    Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from and after the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.
(d)    So long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock or Class B Common Stock, par value $0.10 per share, of the Company (the “Class B Common Stock”) unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared and set aside.
(e)    The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as herein provided.
SECTION 3 Voting Rights. The holders of shares of Series A Preferred Stock, in addition to the voting rights provided by law, shall have the following voting rights:
(a)    Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record, multiplied by the maximum number of votes per share which any holder of Common Stock or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).
(b)    Except as otherwise herein provided or by the Certificate or applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Company and on all other matters submitted to a vote of the holders of Common Stock of the Company.
(c)    If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock or Class B Common Stock, as the case may be, are in default, the number of directors constituting the Board shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Company, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Company, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board shall be reduced by two. The voting rights granted by this Section 3(d) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section.
(d)    Except as provided herein or by the Certificate or applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required for authorizing or taking any corporate action.
(e)    Subject to Section 7(e) of the Rights Agreement, to the extent that a Right issued in respect of a share of Class B Common Stock is exercised by such holder of Class B Common Stock (a “Class B Holder”) for Series A Preferred Stock (or a fraction thereof) in accordance with the Rights Agreement (the “Class B Exercise”), such Class B Holder of Series A Preferred Stock (or fraction thereof) shall (x) be entitled to, in lieu of the voting rights provided under Section 3(a) above, a number of votes equal to the Formula Number (and in the case of a fraction of Series A Preferred Stock, the applicable fraction of the Formula Number) then in effect, for each share of Series A Preferred Stock (or fraction thereof) issued with respect to such Class B Exercise and held of record by such Class B Holder, multiplied by the maximum number of votes per share which any holder of Class B Common Stock generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied) and (y) vote together with the holders of shares of Class B Common Stock as one class for the election of Class B Common Stock directors of the Company and on all other matters submitted to a vote of the holders of Class B Common Stock of the Company; provided, however, that upon (i) transfer by such Class B Holder of such Series A Preferred Stock (or fraction thereof) to a Person who is not a holder of Class B Common Stock (and who was not and is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person), then the voting rights of such Series A Preferred Stock (or fraction thereof) shall instead be governed by Sections 3(a) and 3(b) above, or (ii) the conversion of such share of Class B Common Stock that is the subject of such Class B Exercise into a share of Common Stock in accordance with the Amended and Restated Certificate of Incorporation of the Company, then, in either case, the voting rights of such Series A Preferred Stock (or fraction thereof) issued in respect of such Class B Common Stock shall instead be governed by Sections 3(a) and 3(b) above.
SECTION 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not
(i)    declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
(ii)    declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)    redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
(iv)    purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(b)    The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.
SECTION 5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, no distribution shall be made (1) to the holders of any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $1,000 per whole share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up; provided, that no holder of any Series A Preferred Stock shall be authorized or entitled to receive upon involuntary liquidation of the Company an amount in excess of $100 per share of Series A Preferred Stock. Neither the merger or consolidation of the Company into or with another entity nor the merger or consolidation of any other entity into or with the Company shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 5.
SECTION 6. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.
SECTION 7. No Redemption; No Sinking Fund; No Conversion. (a) The shares of Series A Preferred Stock shall not be subject to redemption by the Company or at the option of any holder of

Series A Preferred Stock; provided, however, that, subject to Section 4(a)(iv), the Company may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.
(b)    The shares of Series A Preferred Stock shall not (i) be subject to or entitled to the operation of a retirement, sinking fund or purchase fund or (ii) be convertible into or exchangeable for shares of any other class or series.
SECTION 8. Ranking. The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the Company unless the Board shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.
SECTION 9. Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth of a share (as such fraction may be adjusted as provided in the Rights Agreement) or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Company, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (a) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandths of a share (as such fraction may be adjusted as provided in the Rights Agreement) or any integral multiple thereof or (b) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Company and a depository selected by the Company; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.
SECTION 10. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate.
SECTION 11. Amendment. So long as any shares of Series A Preferred Stock shall be outstanding, (i) none of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as herein provided shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely and (ii) no amendment, alteration or repeal of the Certificate or of the By-laws of the Company shall be effected so as to affect adversely any of such powers, preferences, rights or privileges, in each case without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class; provided, however, that no such amendment, alteration or repeal approved by the holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of Series A Preferred Stock originally issued upon exercise of the Rights after the time of such approval without the approval of such holder.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed in its corporate name on this 6th day of April, 2016.
CENTRUS ENERGY CORP.,
by
Name: Stephen S. Greene
Title: Senior Vice President, Chief Financial Officer and Treasurer